[HADRON, INC LOGO]
                                                        Release: IMMEDIATE
                                                        For:     HADRON, INC.
                                                                 (Symbol: HDRN)
Contact: Amber Gordon
         Ron Alexander
         (703) 329-9400

                 HADRON ANNOUNCES SUBSTANTIAL EARNINGS INCREASE
                             FOR FIRST QUARTER 2002

Alexandria, VA, April 29, 2002 -- HADRON, INC. (OTC Electronic Bulletin Board:
HDRN) today announced a substantial earnings increase for the first quarter of 2002, ended March 31, 2002. The Company reported net income of $395,200 ($0.02 per share) and operating income of $688,500 compared to net income of $21,300 ($0.00 per share) and operating income of $83,700 for the quarter ended March 31, 2001. Hadron's earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter were $783,800 compared to $201,200 for the previous year's first quarter. The Company's profitability was achieved primarily through a combination of acquisition, internally generated growth in profits and strong control of overhead costs.

         For the first quarter of 2002, Hadron reported revenues of $13 million, compared to revenues of $4.2 million for the comparable period of the prior year. The increase is primarily due to revenues of $8.3 million generated by the Company's Aerospace Group, formerly Analex Corporation (see below), combined with increased revenues from biodefense contracts.

         Hadron acquired Analex Corporation in November 2001, and financial results since that time are consolidated herein. If Analex had been acquired on January 1, 2001, the prior year pro forma results for the three months ended March 31, 2001 would have been as follows: Net income of $23,900 ($0.00 per share) and net revenues of $12.9 million. Thus, on a pro-forma quarter to quarter comparison, net income increased by 16 fold.

         "We have achieved solid internal growth in profitability and the successful integration of the major acquisition completed during the past year, while we have continued to maintain a primary focus on customer satisfaction," said Sterling Phillips, Hadron's President and CEO. Ron Alexander, Hadron's Chief Financial Officer, said "Hadron's financial results for the first quarter include the full consolidation of Analex, and demonstrate the financial strength of the Company. We believe our greatly increased profitability is the key to our future growth."

                                                                    MORE ...

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HADRON: Announces 1st Quarter 2002 Earnings                              Page 2
April 29, 2002

                                  Hadron, Inc.
                             Selected Financial Data
                                   (unaudited)

                                                           Three Months Ended
                                                                March 31,
                                                          2002            2001
                                                      -----------    -----------
Revenues                                              $13,035,500    $ 4,229,900
Operating Income                                          688,500         83,700
Net Income                                                395,200         21,300

Net Income Per Share:
   Basic                                              $      0.03    $      0.00
   Diluted                                            $      0.02    $      0.00
                                                      ===========    ===========

Weighted avg. # of shares:
   Basic                                               14,385,725      6,505,728
   Diluted                                             16,796,764      7,731,937
                                                      ===========    ===========

                                                     Mar. 31, 2002    Dec. 31, 2001
                                                     -------------    -------------
                                                      (unaudited)

Total Shareholders' Equity                           $  11,924,200    $  11,175,100
                                                     =============    =============

         HADRON specializes in developing intelligence and biodefense solutions in support of our Nation's security. Hadron focuses on designing, developing and testing aerospace products and systems; developing innovative technical solutions for the intelligence community; analyzing and supporting defense systems; and developing medical defenses and treatments for toxic agents used in biological warfare and terrorism. The Company's stock trades on the OTC Electronic Bulletin Board under the symbol HDRN. HADRON can be found on the Internet at www.hadron.com. HADRON investor relations can be contacted at (703)
            --------------
329-9400 or via email at agordon@hadron.com.
                         ------------------
NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the information services, engineering services, software development and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company's ability to continue to recruit and retain highly skilled technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. Hadron undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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